Exhibit 99.1
Kodak to Repurchase $300 Million of 2017 Senior Secured Notes from KKR
Transaction Increases Kodak’s Flexibility by Extending Debt Maturities
ROCHESTER, N.Y., Feb. 24 — Eastman Kodak Company (NYSE: EK) today announced an agreement with affiliates of Kohlberg Kravis Roberts & Co. L.P., or KKR, to repurchase all $300 million aggregate principal amount of 10.50% Senior Secured Notes due 2017 previously issued to KKR. Kodak’s decision to repurchase the senior secured notes is contingent on the satisfaction or waiver of certain conditions and the sale of at least $300 million aggregate principal amount of debt securities. The repurchase of the notes from KKR, together with Kodak’s previously announced tender for up to $100 million aggregate principal amount of 7.25% Senior Notes due 2013, will extend the maturity of Kodak’s debt, and is expected to increase Kodak’s financial flexibility.
     KKR also continues to hold warrants to purchase 40 million shares of Kodak common stock, which are non-transferrable until September 2011, except under certain conditions. Two executives from KKR also serve on Kodak’s board of directors, and will continue to do so subsequent to the notes repurchase, in accordance with the terms of the original note and warrant purchase agreement between Kodak, certain affiliates of KKR, and KKR (with respect to specified provisions).
CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain statements in this press release may be forward-looking in nature, or “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995, including the successful completion regarding the refinancing of Kodak’s indebtedness described above. Actual results may differ from those expressed or implied in forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, market conditions, investor reaction to Kodak’s refinancing transactions and the risks, uncertainties, assumptions and factors specified in the filings Kodak makes with the SEC from time to time. Kodak cautions readers to carefully consider such factors. Many of these factors are beyond Kodak’s control. In addition, any forward-looking statements represent Kodak’s estimates only as of the date they are made, and should not be relied upon as representing Kodak’s estimates as of any subsequent date. While Kodak may elect to update forward-looking statements at some point in the future, Kodak specifically disclaims any obligation to do so, even if its estimates change.
Any forward-looking statements in this press release should be evaluated in light of the factors and uncertainties referenced above and should not be unduly relied upon.
Contact:
Kodak
Financial Media:
David Lanzillo, +1 585-781-5481
david.lanzillo@kodak.com
or
Christopher Veronda, +1 585-724-2622
christopher.veronda@kodak.com
or
Investor Relations:
Ann McCorvey, +1 585-724-5096
antoinette.mccorvey@kodak.com
or
Angela Nash, +1 585-724-0982
angela.nash@kodak.com